Exhibit 10.1
LEASE AMENDMENT
THIS LEASE AMENDMENT is made and entered into this 19th day of August 2010.

LANDLORD :	The Landlord is Sharp Point Properties, LLC

TENANT :	The Tenant is Advanced Energy Industries, Inc.

LEASE AGREEMENT :	That certain Lease Agreement between Landlord and Tenant dated May 19, 1995, and Amendment of Lease Agreement dated July 28, 1995.

PREMISES :	The Leased Premises consists of 56,668 square feet at 2400 Midpoint Drive, Fort Collins, Colorado in the project commonly known as 2400 Midpoint Drive, Fort Collins, Colorado. The legal description is Lot 11A, “a Replat of Lots 3, 4, 11 and 12 of Prospect Park East, P.U.D.,” City of Fort Collins, County of Larimer, State of Colorado.

1. LEASE EXPIRATION :	Lease Expiration is revised from February 1, 2011 to December 31, 2015.

2. BASE MONTHLY RENT:

The Base Monthly Rent schedule is revised and supplemented as follows:

February 1, 2011 to December 31, 2015	$35,418.00/month NNN plus annual Consumer Price Index (CPI-U) increases (3%min-6%max) on:
January 1, 2012,
January 1, 2013,
January 1, 2014, and
January 1, 2015.

3. OPTION TO EXTEND :	Tenant shall have one (1) option to extend the term of this Lease for two (2) years at market rate (“Option Term”). Tenant shall give written notice to landlord no later than December 31, 2014.

Option Term Rent: Tenant shall pay the following rent for the Leased Premises:

Landlord and Tenant will attempt to agree upon a Fair Market Rental Value of the Leased Premises satisfactory to both parties within thirty (30) days of Tenant’s exercise of its option. If no agreement can be reached by the parties during that period, then the Base Monthly Rental for the Option Term shall be determined by the Fair Market Rental Value of the Leased Premises as determined by comparison to premises of similar size located in or near the City of Fort Collins, Colorado, having comparable development, use and density capability and such other characteristics as may be deemed relevant by a subject appraiser whose selection is outlined herein.

Landlord shall select an independent MAI real estate appraiser with at least ten (10) years experience in appraising commercial real property in the City of Fort Collins, Colorado (a “Qualified Appraiser”). The Qualified Appraiser selected by the Landlord shall be referred to as the “Landlord’s Appraiser”. Within thirty (30) days of being selected by the Landlord, the Landlord’s Appraiser shall determine the Fair Market Rental Value of the Leased Premises in accordance with the appraisal standards set forth above and shall immediately give the Landlord and the Tenant written notification of his determination.

If the Tenant agrees with the Landlord’s Appraiser’s determination of the Fair Market Rental Value, the new Base Monthly Rental shall become effective beginning with the first month of the Option Term. If the Tenant does not agree with the Landlord’s Appraiser’s determination of Fair Market Rental Value, the Tenant shall have the right to select its own Qualified Appraiser to determine the Fair Market Rental Value. If the Tenant does elect to appoint a Qualified Appraiser (the “Tenant’s Appraiser”), the Tenant shall select the Tenant’s Appraiser within thirty (30) business days after receiving the Landlord’s Appraiser’s determination of the Fair Market Rental Value. The Tenant’s Appraiser shall make his own determination of the Fair Market Rental Value in accordance with the provisions set forth above, within 30 business days of being selected by the Tenant and shall immediately give the Landlord and the Tenant written notice of his determination.

If the Fair Market Rental Value as determined by the Landlord’s Appraiser and the Tenant’s Appraiser, respectively, differ by an amount which is equal to or less than 5% of the Fair Market Rental Value determined by the Landlord’s Appraiser, then the arithmetic mean of the two Fair Market Rental Values shall constitute the Fair Market Rental Value used to calculate the new Base Monthly Rental which will in effect for the Option Term. If the Fair Market Rental Value determined by the Landlord’s Appraiser and the Tenant’s Appraiser, respectively, differ by an amount which is greater than 5% then, within ten (10) business days after the Landlord’s Appraiser and the Tenant’s Appraiser’s determination of the Fair Market Rental Value, the Landlord’s Appraiser and the Tenant’s Appraiser shall agree upon and select a third Qualified Appraiser who shall be independent of and have no prior or existing affiliation or relationship with either the Landlord or the Tenant (the “Independent Appraiser”). Within ten (10) business days of being appointed, the Independent Appraiser shall, after exercising his best professional judgment, choose either the Landlord’s Appraiser’s or the Tenant’s Appraiser’s determination of Fair Market Rental Value which the Independent Appraiser believes, in his best professional judgment, best represents the Fair Market Rental Value at that point in time. Upon making such a selection, the Independent Appraiser shall immediately give the Landlord and the Tenant written notice of this selection of the Fair Market Rental Value. The Fair Market Rental Value selected by the Independent Appraiser shall be used to calculate the new Base Monthly Rental which will be in effect during the Extension Option, and such selection by the Independent Appraiser shall be binding and conclusive upon the Landlord and the Tenant.

All appraisal fees required hereunder shall be shared equally by the Landlord and the Tenant.

4. OTHER TERMS & CONDITIONS :	All other terms and conditions of that Lease Agreement between Landlord and Tenant dated May 19, 1995, and Amendment of Lease Agreement dated July 28, 1995, which have not been superseded by terms and conditions of this Lease Amendment, shall remain the same.

5. EXPIRATION OF OFFER:	This agreement expires on August 20, 2010 unless executed by Tenant by such date.

LANDLORD			TENANT

SHARP POINT PROPERTIES, LLC			ADVANCED ENERGY INDUSTRIES, INC.

By:	/s/ William W. Reynolds	By:	/s/ Charlie Loarridge

	William W. Reynolds, Managing Member		Charlie Loarridge, Vice President of Business Development